UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Exchange Act of 1934

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FERMI INC.

(Name of Registrant as Specified in Its Charter)

VICKSBURG INVESTMENTS MANAGEMENT LLC

TOBY R. NEUGEBAUER

MELISSA A. NEUGEBAUER 2020 TRUST

DAVID A. DAGLIO

CHARLES M. ELSON

SHEILA HOODA

JOHN T. JIMENEZ

JUAN A. PUJADAS

JANET YANG

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On June 16, 2026, Toby R. Neugebauer, together with the other participants named herein, issued a press release:

Toby Neugebauer Supports John Sellers of Double Eagle as Chairman and CEO of Fermi 3.0

Neugebauer reaffirms bullishness for Project Matador – excited to take grandkids to site in 2035

Highlights the risk of value destruction by the current Board and management team during the campaign, including failure to replace nine key senior executives who departed Fermi post Neugebauer’s termination without cause

Sellers, or his equal, would bring immediate enhanced accountability and credibility to the Company

Sellers’ business partner at Double Eagle, Cody Campbell, can maintain his fiduciary role with the Texas Tech University System while allowing Sellers to be the lead fiduciary of Fermi

Affirms intent to continue the campaign to seat a new, strong, independent Board and maintain Fermi’s position as the most pro-shareholder REIT

Stock is woefully undervalued; Neugebauer working diligently to fix it

DALLAS, June 16, 2026 /PRNewswire/ --

OPEN LETTER

Dear stakeholders of Fermi America,

The inspiration for this letter is the famous story of King Solomon, when two women both claimed to be the mother of the same child.

As I said in my May 21st webinar, the natural stewards of Fermi’s unmatched portfolio of assets are companies that have competitive advantages relative to:

●	Cost of Capital
●	Construction Expertise
●	Customer — either a hyperscaler or a company that has a customer

The 3 Cs.

The Company has done, and is doing, everything possible to discourage proposals from the world’s largest companies — companies that have competitive advantages of a lower cost of capital and construction, and that are or have a customer, and that could therefore offer Fermi shareholders greater value than Fermi could achieve on its own. My advisor, who was also an underwriter in the IPO and one of the largest financiers of data centers in the world, reached out to the Company about five of the world’s largest companies — including hyperscalers, chip manufacturers, and leading technology investors — who all recognize that Fermi is a one-of-one asset, only to be ignored. I also know that Fermi was contacted by one of the world’s leading investment banks, which stated they had three companies that would be interested in a strategic transaction. The Company refused to engage that bank because a minority of the Company, who had no real part in building Fermi, want to stay in ‘control.’

This is no doubt a breach of fiduciary duty.

And it should worry every one of us, for this simple reason: any electron provider like Fermi needs billions of dollars of capital to finish what we started. So ask yourself — why would any serious provider of that capital, whether a lender, an equity partner, or a hyperscaler, write a check of that size when they can see a board voting itself supermajority veto power? Capital flows to teams it trusts and to boards that put every shareholder first. Every day this board continues to silence shareholders is a day it raises Fermi’s cost of capital and shrinks the universe of people willing to fund Project Matador.

Therefore, I believe that for Fermi to have any real chance of achieving competitiveness on the 3 Cs — cost of capital, construction execution, and customer acquisition — we need a stronger leadership team: one that both the equity and debt markets will believe in, a team that knows how to execute big energy projects, and a team the customers will trust to get it done on time and on budget in the original Friday Night Football district in the Panhandle of West Texas.

As painful as it is for me to say, as an act of compromise, that means John Sellers, Co-CEO of Double Eagle Energy III — or a leader who matches his qualifications and relationships — should be made Chairman and CEO immediately. Let me be clear: John’s business partner, Cody Campbell, was critical to my ouster. And what makes this recommendation so hard is not what Cody did to me, but that he went too far with his tactics in doing it, coming at me and the Company hard on multiple occasions which culminated in his leading Texas Tech to demand my resignation. But I can hold a man accountable for his methods and still recognize that he, his business partner, and company are best suited to finish the job. I am not going to let my pride come ahead of shareholder value. That is how serious I think the situation is at Fermi, and how much I care about the company, its shareholders, and the people of the Panhandle of Texas. The solution allows Campbell to focus on being the lead fiduciary in his role as Chairman of the Texas Tech University System Board of Regents, while allowing Sellers to be the lead fiduciary of Fermi.

I arrived at this compromise because we need a leadership team that will preserve the actual Fermi 2.0, which I launched in mid-December as I evaluated the potential risk associated with the highly punitive performance penalties in tenant number one’s contract.

As the negotiations with tenant number one continued into January, and as we engaged additional potential customers, Miles Everson, Fermi’s CFO, and I began an exhaustive review and overhaul of the company to ensure we could deliver on time and on budget, with excellence — because we realized that the performance penalties in tenant one’s contract, plus the requirements of the lenders, could bankrupt Fermi.

Quickly, we determined that Fermi 1.0 had to die and that we had to start over with Fermi 2.0. It was time for Fermi to move out of start-up phase and start executing with the maturity of a seasoned company.

Specifically, Fermi 1.0 had:

●	too many third-party consultants;
●	too many third-party engineers;
●	too much overengineering;
●	too few of the right people hired in-house;
●	too many contractors with too many subcontractors — who had almost more on-site management personnel than people actually doing the work;
●	too many people addicted to billing time and materials, something Elon would never allow, who were not driving productivity;
●	internal collaboration between construction, accounting, and finance that needed improvement;
●	controls that needed tightening; and
●	some unlivable contracts that needed fixing.

I, along with the entire senior management team, outlined this among other critical issues in the January 1, 2026, memo to the Board. While this was a 70-day, first-of-construction issue, it was not a sustainable path, and the fault was mine. I had delegated authority to people who delegated their authority to third parties supervising from their offices or homes versus on site in Amarillo. People incorrectly thought FermiSpeed meant sacrificing Fermi diligence and Fermi discipline. To the contrary — accomplishing “both/and” is exactly why the top performers at Fermi worked Fermi hours: 15 to 17 hours a day, six days a week.

It was never going to be fun, and there was real reticence internally, but one of my favorite Fermi text messages came on January 23rd, when accountability warrior Cathy Landtroop, who had the courage to ask for and secure a 6 gigawatt air permit when the Perry’s and Meisels refused, helped drive the team full speed ahead.

Killing Fermi 1.0 had to happen at FermiSpeed, which demanded very tough conversations in-house and with our third-party partners. It’s very disappointing to see the current Fermi leadership team that expressed real contrition about their role in Fermi 1.0’s failure, now pretend it was not all about them. This was not a nip-and-tuck operation; it was massive reconstructive surgery, and time was of the essence. The actions I took to correct our trajectory were no doubt intense and hurt the feelings of those who were defensive of the mistakes we needed to correct. A minority of the board, who had a vested interest in undermining me, amplified the voices of those who were harming Fermi most, rather than focusing on the unpleasant, tough issues we were solving.

Thankfully, we caught it early, acted decisively, and by our March 28 board meeting had made tremendous progress on Fermi 2.0, as applauded by the board. We had righted the ship, completed the initial round of construction, secured the nation’s second-largest air permit and roughly $1 billion in financing facilities, and gained the confidence that we could execute to the level any tenant or project financing would require. We all owe the toughness of tenant number one a thank-you for putting a spotlight on the areas we needed to course-correct in those early 70 days.

As shareholders, we are very concerned that the significant ground we gained in Fermi 2.0 from December 2025 to April 2026 is being lost in real time. My friends in Amarillo think the same contractors who took advantage of Fermi 1.0 are headed back to the site. We expect the hard-fought refunds, updated pricing, labor-component wages, and efficiencies to be preserved.

Even more troubling, the company has lost nine of its top performers since my termination without cause. Companies like John and Cody’s Double Eagle have the critical talent pool that can help fill the leadership gap management has not been able to close — with expertise in:

●	negotiating complex contracts;
●	financing large energy projects;
●	reviewing contractor invoices;
●	budgeting and forecasting for large energy projects;
●	accessing project financing and capital in large-energy-project markets;
●	environmental permitting;
●	field-level supervision; and
●	government relations at both the state and federal levels.

Were John to take the helm, he would see that some great people remain at Fermi. I know that between both teams, and Double Eagle’s ability to attract talent, we can put the most competitive, championship-winning team on the field.

As it relates to tenants, I was very concerned about the company’s most recent SEC filing, where it indicated that it has just finished “preliminary negotiations.” We were way past that stage on April 17th as even Marius Haas confirmed in writing. Our commercial team was having regular calls, often until 2:00am, with tenant counterparties in April so that we could ideally close by end of Q2, as Miles and I indicated on our last earnings call. We would expect given how far along we were in closing a couple of definitive agreements, that one would be announced shortly.

The market knows that Fermi has the most actionable speed-to-power site. Tenant deal teams do not make decisions based on likeability – they evaluate sites based on their ability to execute. They are not looking for tech people; they are looking for people who can turn hydrocarbons into dumb electrons so they can turn them into smart electrons at scale, without burdening the grid.

Hyperscaler tenants want a Fermi management team that can mobilize the large workforce required to execute, and that have experience working with communities to solve all the issues, such as safety and housing.

Additionally, I know first-hand that John, Cody, and Double Eagle’s relationships with the administration and the State of Texas are far superior to what Governor Perry pitched when negotiating his stake in Fermi.

Bottom line: the price tag Double Eagle proposed to Fermi is worth it. While, of course, some of the other terms from their most recent offer would have to be reconsidered, I know we could find the win — for the shareholders, the region we are all from, the Fermi team, and Texas Tech University.

Now, having said all of that: John and Cody, who are probably flabbergasted by this open letter — as I gave them no heads-up about my shift in perspective and willingness to compromise to achieve what is best for Fermi — need to know that even if the two of them were at the helm, I believe the dual track is the only solution to maximize value for Fermi shareholders and Texas Tech. They have an unmatched track record of selling assets to companies that have greater competitive advantages. I want them to continue that for Fermi.

As the founder and largest shareholder of Fermi, I put forth the most investor friendly provisions of any REIT, despite Fermi lawyer protest. While the board enacted a 70% supermajority veto power vote threshold mid-contest, I deliberately chose not to disenfranchise my fellow shareholders to benefit myself. I am and will keep standing up for every shareholder against the entrenchment being run through the board’s special ‘risk committee.’ My concern is simple and structural: the committee that effectively controls this company is not independent. It is directed by Marius Haas, its new Chairman; General Counsel George Wentz, whom I believe is himself a highly leveraged, large shareholder who oversaw the two worst agreements I discovered in my Fermi 1.0 review; and the Perry family, who as I mentioned in a court filing on June 10th, failed the employees of Fermi in every way while enriching themselves and their friend Steven Meisel — people whose personal interests are not aligned with those of the rest of the shareholders. A board protecting itself is not a board protecting shareholders, and that is exactly what an independent slate is meant to fix.

Drawing from the famous story of King Solomon who proposed cutting the baby in half, and at that, the true mother stepped forward to save the child at her own expense. As the conceiver, founder, and CEO who had the privilege to oversee Project Matador’s incredible first year accomplishments (that the current regime continue to take credit for on their earnings call and media releases) I will always protect what we have created — with the expectation that a new board and an expanded management team act with absolute integrity. John and Cody have always had an interest in Fermi, and as the co-founders of Double Eagle Energy — and with Cody serving as Chairman of the Board of Regents of the Texas Tech University System — John is best positioned to manage not only the 99-year lease with Texas Tech, but also to complete Fermi 2.0 and launch the next phase of the company: let’s just call it 3.0. If not them, then for the sake of the baby, it had better be their equal, and it had better be at FermiSpeed.

As you know, I filed proxy solicitation materials, putting forth world-class independent nominees who will restore good governance to Fermi. Your packet should arrive this week and I’m asking you to join me in returning the green voting card to call the special meeting immediately.

With gratitude in my heart and humility for having had the opportunity,

Toby Neugebauer

Important Information

Toby Neugebauer and his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the “Fermi Founder Parties”), David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda and Juan A. Pujadas (collectively, the “Participants”) have filed a definitive proxy statement on Schedule 14A, accompanying GREEN agent designations card, and other relevant documents with the SEC in connection with the solicitation of agent designations for calling a special meeting of shareholders to be held as promptly as practicable (the “Special Meeting”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE GREEN AGENT DESIGNATIONS CARD, THAT HAVE BEEN OR WILL BE FILED BY THE PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Mr. Neugebauer beneficially owns 146,516,035 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), composed of (i) Vicksburg Investments Management LLC beneficially owns 44,656,376 shares of Common Stock, (ii) 94,359,659 shares of Common Stock beneficially owned by Melissa A. Neugebauer 2020 Trust, and (iii) 7,500,000 shares of Common Stock underlying restricted stock units held by Mr. Neugebauer that vested in connection with his termination without cause. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.